Exhibit 99.1

Adtalem Global Education Appoints Executive Leaders to Enhance Capability

Robert Phelan promoted to chief financial officer; Multinational CPG and direct-to-consumer marketing executive, Maurice Herrera, named as chief marketing officer

CHICAGO--(BUSINESS WIRE)--October 18, 2021--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider and healthcare educator, has appointed two key executive leaders to further enhance capability and accelerate performance across the organization. Effective October 18, Robert Phelan has been promoted to chief financial officer (CFO) after serving as interim CFO since April 2021 and having been the company’s vice president and chief accounting officer since February 2020.

Also effective October 18, Maurice Herrera has been appointed as chief marketing officer (CMO). In this role, Herrera is responsible for leading all company-wide marketing initiatives, including driving student enrollments and building brand awareness for Adtalem’s portfolio of institutions.

With more than 30 years in finance, Phelan has significant and progressive financial and accounting experience along with a passion for developing and leading high-performing teams. Prior to Adtalem, he spent more than 23 years advancing through several senior financial and operational leadership positions at Sears Holding Corporation, where he was most recently senior vice president and corporate controller. Phelan began his career at KPMG. He is a CPA and holds a bachelor’s degree in accounting from Valparaiso University and an MBA in finance from the University of Chicago Booth School of Business.

“Since being named Adtalem’s interim CFO in April 2021, Bob’s strategic vision and focus on operational excellence made him the clear choice to oversee the finance organization as we navigate a pivotal inflection point in the company’s history and journey as a leading provider of talent to the healthcare industry,” said Steve Beard, president and CEO, Adtalem Global Education. “I am highly confident in Bob’s continued leadership; his ability to drive operational and financial excellence across our organization will continue to yield long-term success for the organization.”

Herrera brings nearly 30 years of marketing leadership from multinational consumer packaged goods (CPG) companies, such as Campbell’s, PepsiCo and Kraft/Mondelez, and direct-to-consumer companies, Weight Watchers and Avis Budget. Herrera has a proven track record of successfully shaping and accelerating growth through a blend of innovative digital marketing strategies enhanced by data-driven targeting, dynamic content optimization, personalization and brand positioning.

Most recently, Herrera served as chief marketing officer, Americas at Avis Budget since 2018. In this role, he defined new brand platforms and implemented direct response approaches on Avis.com and Budget.com. Through his leadership and data-driven strategies, Herrera increased online traffic and conversions and consistently exceeded revenue growth targets. Additionally, Herrera created an integrated and results-driven marketing organization and streamlined disparate media spend to drive efficiencies and maximize results.

Prior to Avis, Herrera was the U.S. CMO for Weight Watchers from 2014 to 2018. In this role, he led all aspects of marketing including brand identity, positioning, campaign platforms, product innovation, celebrity and influencer sponsorships and strategic promotions, which resulted in consecutive multi-year, double-digit member growth and increased shareholder value. Herrera holds a bachelor’s degree in math and economics from Binghamton University and an MBA from the Ross School of Business at the University of Michigan.

“We are thrilled to welcome Maurice to Adtalem and for the wealth of dynamic digital marketing expertise he brings to the organization. I am confident his strategic execution and marketing rigor will enhance our organization and accelerate the growth of our businesses,” said Beard. “With his appointment, and promoting Bob Phelan to CFO, we continue to build our capabilities and capacity to yield high performance across our family of institutions.”

Jeff Tognola served as interim chief marketing officer for Adtalem since September 2021 and will transition to a new role as chief operating officer, Walden University.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, partners with organizations in the healthcare and financial services industries to solve critical workforce talent needs by expanding access to education, certifications and upskilling programs at scale. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to the global community. Adtalem is the parent organization of ACAMS, American University of the Caribbean School of Medicine, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem has more than 10,000 employees, a network of more than 275,000 alumni and serves over 82,000 members across 200 countries and territories. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek and one of America’s Best Employers for Diversity 2021 by Forbes. Follow Adtalem on Twitter (@adtalemglobal), LinkedIn or visit adtalem.com for more information.

Contacts

Investor Contact
John Kristoff
John.Kristoff@adtalem.com
312-651-1437

Media Contact
Kelly Finelli
Kelly.Finelli@adtalem.com
872-270-0230